Filed Under Rule 424(b)(3)
Registration No. 333-97965

Prospectus Supplement Dated January 21, 2005
to
Prospectus Dated August 12, 2002

AUTHENTIDATE HOLDING CORP.

SELLING SECURITY HOLDERS

     The table set forth in the Section of the Prospectus dated August 12, 2002, as previously supplemented, entitled “Selling Security Holders” is hereby updated to reflect the grant of options pursuant to Authentidate Holding Corp.’s 2001 Non-Executive Director Stock Option Plan to those non-executive directors of Authentidate Holding Corp. set forth below. The table lists those non-executive directors owning shares which they may offer for resale pursuant to this Supplement to the Re-offer Prospectus. Such persons have and/or may in the future acquire such shares upon the exercise of options granted under our 2001 Non-Executive Director Stock Option Plan. Such persons may resell all, a portion, or none of such shares, regardless of whether they have any present intent to do so. The following table sets forth as to the Selling Security Holders:

     •             the number of shares of our common stock that the Selling Security Holders beneficially owned prior to offering for resale of any shares of our common stock registered hereunder;

     •             the number of shares of our common stock that may be offered for resale for the Selling Security Holders' accounts under this prospectus; and

     •             the number and percent of shares of our common stock to be held by the Selling Security Holders after the offering of the shares registered hereunder, assuming all of such shares are sold by the Selling Security Holders and that such persons do not acquire any other shares of our common stock prior to their assumed sale of all of the resale shares.

     This Prospectus Supplement should be read in conjunction with the Prospectus dated August 12, 2002, which is to be delivered with this prospectus supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

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Name of Selling Security Holder (2)	Shares/Option Shares Beneficially Owned Prior to Offering		Option Shares Offered		Shares/Option Shares Owned After Offering		Percentage of Shares Owned After Offering (1)

J. Edward Sheridan	10,000/50,000		10,000	(3)	10,000/40,000		**

Charles C. Johnston	194,724/50,000	(4)	10,000	(3)	194,724/40,000	(4)	**

F. Ross Johnson	5,000/42,500		7,500	(3)	5,000/35,000		**

J. David Luce	932,225/37,500	(5)	10,000	(3)	932,225/27,500	(5)	2.9%

Roger O. Goldman	0/40,000		40,000	(6)	0		**

Ranjit C. Singh	0/40,000		40,000	(6)	0		**

_________________
**	Percentage is less than 1%.
(1)	Percentage based on 33,832,899 shares outstanding as of January 20, 2005.
(2)	Each holder is a non-executive director of Authentidate Holding Corp.
(3)	Shares offered pursuant to this prospectus are underlying options granted to listed holders as of September 1, 2004 pursuant to the terms of the 2001 Non-Executive Director Stock Option Plan.
(4)	Securities identified under “Shares” include 97,692 shares and warrants to purchase 38,462 shares held by an affiliated entity and excludes 46,631 shares held by affiliated entities for which beneficial ownership is expressly disclaimed.
(5)	Securities identified under “Shares” include 827,754 shares and warrants to purchase an aggregate of 104,471shares of common stock held by an affiliated entity.
(6)	Shares offered pursuant to this prospectus are underlying options granted to listed holders as of January 20, 2005 pursuant to the terms of the 2001 Non-Executive Director Stock Option Plan.